Assured Guaranty Ltd. Reports Results for Second Quarter 2013

•
Second quarter 2013 operating income[1] was $98 million, or $0.52 per share, compared with second quarter 2012 operating income of $114 million, or $0.61 per share. Six months 2013 operating income was $358 million, or $1.87 per share, compared with six months 2012 operating income of $185 million, or $0.99 per share.

•
Second quarter 2013 net income was $219 million, or $1.16 per share, compared with second quarter 2012 net income of $377 million, or $2.01 per share. Six months 2013 net income was $75 million, or $0.39 per share, compared with six months 2012 net loss of $106 million, or $0.58 per share.

•	Common share repurchases resulted in per share increases of $1.65 to adjusted book value[1], $0.66 to operating shareholders' equity[1], and $0.20 to GAAP book value.

Hamilton, Bermuda, August 8, 2013 - Assured Guaranty Ltd. (NYSE: AGO) (“AGL” and, together with its subsidiaries, “Assured Guaranty” or the “Company”) announced today its financial results for the three-month period ended June 30, 2013 (“second quarter 2013”).

The Company reported operating income for second quarter 2013 of $98 million, or $0.52 per share, bringing operating income for the six-month period ended June 30, 2013 ("six months 2013") to $358 million, or $1.87 per share. This compares to the three-month period ended June 30, 2012 ("second quarter 2012") operating income of $114 million or $0.61 per share, and for the six-month period ended June 30, 2012 ("six months 2012") operating income of $185 million or $0.99 per share. This represents a decrease in operating income of 14% as compared to second quarter 2012, and an increase of 94% as compared to six months 2012. Six months 2013 operating income benefited from settlement agreements with providers of representations and warranties, premium accelerations and terminations, and lower loss expense than in the prior year. In second quarter 2013, the decline in operating income was primarily due to lower net earned premiums. Common share repurchases increased operating income per share by $0.02 for second quarter 2013 and by $0.04 for six months 2013.

Second quarter 2013 net income was $219 million, or $1.16 per share, compared with second quarter 2012 net income of $377 million, or $2.01 per share. The main drivers of the decrease in second quarter 2013 net income are lower non-economic net unrealized fair value gains and lower net earned premiums, which were partially offset by lower loss expense. Six months 2013 net income was $75 million, or $0.39 per share, compared with six months 2012 net loss of $106 million, or $0.58 per share. The increase in net income for six months 2013 is primarily due to lower loss expense.

1 These are financial measures that are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) (“non-GAAP financial measures”). Please see the “Explanation of Non-GAAP Financial Measures” and the tables reconciling the non-GAAP measures to GAAP measures in this press release.

“We continued to produce significant operating earnings in a challenging environment, once again demonstrating the effectiveness of our alternative strategies, as well as the strength of Assured Guaranty's well-established business model,” said Dominic Frederico, President and CEO. “We are optimistic about our prospects in a higher interest rate environment and as the market gets to know our new, 100% U.S. municipal insurance platform, Municipal Assurance Corp. We also look forward to growth in our international business, where we closed two important UK infrastructure transactions in July.”

Table 1: Reconciliation of Net Income (Loss) to Operating Income
(in millions, except per share amounts)

	Quarter Ended June 30,
	2013	2012

Net income (loss)	$219	$377
Less after-tax adjustments:
Realized gains (losses) on investments	2	(4)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	28	160
Fair value gains (losses) on committed capital securities ("CCS")	(2)	3
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense ("LAE") reserves	(3)	3
Effect of consolidating financial guaranty variable interest entities ("FG VIEs")	96	101
Operating income	$98	$114

Net income (loss) per diluted share	$1.16	$2.01
Operating income per diluted share	$0.52	$0.61

Diluted shares outstanding - GAAP	188.8	187.0
Diluted shares outstanding - operating	188.8	187.0
Ending shares outstanding	182.9	194.0

New Business Production

Table 2: Present Value of New Business Production (“PVP”)1
and Gross Par Written
(in millions)

	Quarter Ended June 30,
	2013	2012

PVP
Public finance - U.S.	$15	$47
Public finance - non U.S.	—	1
Structured finance - U.S.	1	2
Total PVP	$16	$50

Gross par written:
Public finance - U.S.	$2,276	$4,670
Public finance - non U.S.	—	35
Structured finance - U.S.	—	—
Gross par written	$2,276	$4,705
__________________

1.	PVP is a non-GAAP financial measure. See the “Explanation of Non-GAAP Financial Measures” section of this press release.

Public finance PVP declined in second quarter 2013 from its second quarter 2012 level primarily due to the continued low interest rate environment and tight credit spreads, and the decline in new issuance volume. Despite the challenging interest rate and market environment, the Company maintained average new business credit ratings in the single-A category.

Second Quarter 2013 Operating Income Highlights

Table 3 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements, as reported, to non-GAAP operating income results.

Table 3: Reconciliation of GAAP
to Non-GAAP Income Results
(in millions, except per share amounts)

	Quarter Ended June 30, 2013			Quarter Ended June 30, 2012
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$163	$(15)	$178	$219	$(16)	$235
Net investment income	93	(1)	94	101	4	97
Net realized investment gains (losses)	2	3	(1)	(3)	(5)	2
Net change in fair value of credit derivatives	74	34	40	261	227	34
Fair value gains (losses) on CCS	(3)	(3)	—	4	4	—
Fair value gains (losses) on FG VIEs	143	143	—	168	168	—
Other income	(7)	(5)	(2)	5	6	(1)
Total revenues	465	156	309	755	388	367

Expenses:
Loss expense:
Financial guaranty insurance	62	(22)	84	118	(4)	122
Credit derivatives	—	(12)	12	—	0	0
Amortization of deferred acquisition costs	1	—	1	5	—	5
Interest expense	21	—	21	25	—	25
Other operating expenses	52	—	52	53	—	53
Total expenses	136	(34)	170	201	(4)	205

Income (loss) before income taxes	329	190	139	554	392	162
Provision (benefit) for income taxes	110	69	41	177	129	48
Income (loss)	$219	$121	$98	$377	$263	$114

Diluted shares	188.8		188.8	187.0		187.0

Earnings per share, diluted	$1.16		$0.52	$2.01		$0.61

Components of second quarter 2013 operating income are compared with the same items in second quarter 2012.

•
Net earned premiums: Net earned premiums on an operating income basis decreased to $178 million in second quarter 2013 from $235 million in second quarter 2012, primarily due to the scheduled amortization of the insurance portfolio and lower premium accelerations. Premium accelerations were $46 million in second quarter 2013, compared with $68 million in second quarter 2012. Approximately $17 million of the premium accelerations in second quarter 2013 resulted from negotiated terminations of exposure, and the remainder was attributable to refundings of insured municipal bond transactions.

•
Credit derivative revenues: Credit derivative revenues on an operating income basis increased to $40 million in second quarter 2013 from $34 million in second quarter 2012. The increase was primarily due to higher negotiated terminations resulting in accelerations of credit derivative revenue of $14 million in second quarter 2013 compared with $1 million in second quarter 2012, which was partially offset by lower scheduled revenues.

•
Loss expense: Second quarter 2013 loss expense was $96 million ($80 million after tax, or $0.42 per share), compared with loss expense of $122 million ($97 million after tax, or $0.52 per share) in second quarter 2012. The decrease was primarily due to lower U.S. residential mortgage-backed securities ("RMBS") and other structured finance losses, partially offset by higher public finance losses. See Economic Loss Development below.

•
Income taxes: Second quarter 2013 effective tax rate on operating income was 29.4%, compared with 29.9% in second quarter 2012. The effective tax rate was relatively high in second quarters 2013 and 2012 because of operating losses in Assured Guaranty Re Ltd. in both periods.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that Assured Guaranty uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP. Table 4 provides a roll forward of net expected loss to be paid.

Table 4: Roll Forward of Net Expected Loss to be Paid on
Insurance Contracts and Credit Derivatives
Quarter Ended June 30, 2013
(in millions)

Insurance Contracts and Credit Derivatives	Net Expected Loss to be Paid as of March 31, 2013	Economic Loss Development During Second Quarter 2013	Loss (Paid) Recovered Second Quarter 2013	Net Expected Loss to be Paid as of June 30, 2013

Before recoveries for breaches of representations and warranties ("R&W"):
U.S. RMBS	$1,555	$70	$(212)	$1,413
Other	383	68	(123)	328
Total before recoveries for R&W breaches	1,938	138	(335)	1,741
R&W recoveries for U.S. RMBS	(1,438)	(51)	525	(964)
Total, net of R&W recoveries	500	87	190	777
Other	(13)	—	10	(3)
Total	$487	$87	$200	$774

Total economic loss development was $87 million ($79 million after tax) in second quarter 2013 due primarily to higher U.S. public finance losses as a result of the Company's exposure to Detroit pension obligation and general obligation bonds, and higher U.S. RMBS losses, partially offset by an increase in projected R&W recoveries due to a settlement agreement, and the increase in risk free rates used for discounting.

Book Value Measurements and Share Repurchase Program

Adjusted book value ("ABV") per share as at June 30, 2013 increased compared with December 31, 2012 due primarily to the reduction in common shares outstanding at the end of the period as a result of share repurchases. Operating shareholders' equity per share was also positively affected by the share repurchases, and positive operating income for six months 2013. Shareholders' equity per share declined due primarily to the increase in Treasury yields in second quarter 2013, which resulted in a decline in the unrealized gains on the investment portfolio.

As of June 30, 2013, out of the total authorized amount of $315 million, the Company had repurchased a total of 11.5 million shares for approximately $244 million at an average price of $21.26 per share between March 5, 2013 and June 30, 2013.

Table 5: Reconciliation of Shareholders' Equity to
Operating Shareholders' Equity and Adjusted Book Value1
(in millions, except per share amounts)

	As of
	June 30, 2013	December 31, 2012

Shareholders' equity	$4,484	$4,994
Less after-tax adjustments:
Effect of consolidating FG VIEs	(226)	(348)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(1,424)	(988)
Fair value gains (losses) on CCS	15	23
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	183	477
Operating shareholders' equity	5,936	5,830
After-tax adjustments:
Less: Deferred acquisition costs	163	165
Plus: Net present value of estimated net future credit derivative revenue	178	220
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,022	3,266
Adjusted book value	$8,973	$9,151

Shares outstanding at the end of the period	182.9	194.0

Per share:
Shareholders' equity	$24.52	$25.74
Operating shareholders' equity	32.45	30.05
Adjusted book value	49.06	47.17
__________________

1.	Operating shareholders' equity and adjusted book value are non-GAAP financial measures. See the "Explanation of Non-GAAP Financial Measures" section of the press release.

Conference Call and Webcast Information:
The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, August 9, 2013. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at assuredguaranty.com or by dialing 1-888-317-6016 (in the U.S.) or 1-412-317-6016 (International). A replay of the call will be available through October 9, 2013. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10032187. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's June 30, 2013 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd/financial-information, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 2Q 2013,” which lists the U.S. public finance new issues insured by the Company in second quarter 2013, and

•	“Structured Finance Transactions at June 30, 2013,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “June 30, 2013 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at assuredguaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended June 30,
	2013	2012
Revenues:
Net earned premiums	$163	$219
Net investment income	93	101
Net realized investment gains (losses)	2	(3)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(86)	(23)
Net unrealized gains (losses)	160	284
Net change in fair value of credit derivatives	74	261
Fair value gains (losses) on CCS	(3)	4
Fair value gains (losses) on FG VIEs	143	168
Other income	(7)	5
Total revenues	465	755

Expenses:
Loss and LAE	62	118
Amortization of deferred acquisition costs	1	5
Interest expense	21	25
Other operating expenses	52	53
Total expenses	136	201

Income (loss) before income taxes	329	554
Provision (benefit) for income taxes	110	177
Net income (loss)	219	377
Less after-tax adjustments:
Realized gains (losses) on investments	2	(4)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	28	160
Fair value gains (losses) on CCS	(2)	3
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(3)	3
Effect of consolidating FG VIEs	96	101
Operating income	$98	$114

Assured Guaranty Ltd.
Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	June 30, 2013	December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$9,564	$10,056
Short-term investments, at fair value	943	817
Other invested assets	130	212
Total investment portfolio	10,637	11,085

Cash	143	138
Premiums receivable, net of ceding commissions payable	915	1,005
Ceded unearned premium reserve	510	561
Deferred acquisition costs	125	116
Reinsurance recoverable on unpaid losses	60	58
Salvage and subrogation recoverable	331	456
Credit derivative assets	101	141
Deferred tax asset, net	850	721
FG VIE assets, at fair value	2,674	2,688
Other assets	262	273
Total assets	$16,608	$17,242

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,812	$5,207
Loss and LAE reserve	564	601
Reinsurance balances payable, net	188	219
Long-term debt	827	836
Credit derivative liabilities	2,349	1,934
FG VIE liabilities with recourse, at fair value	1,940	2,090
FG VIE liabilities without recourse, at fair value	1,134	1,051
Other liabilities	310	310
Total Liabilities	12,124	12,248

Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,483	2,724
Retained earnings	1,786	1,749
Accumulated other comprehensive income	209	515
Deferred equity compensation	4	4
Total shareholders' equity	4,484	4,994
Total liabilities and shareholders' equity	$16,608	$17,242

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented herein. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Operating Shareholders' Equity: Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buy or sell Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (“AOCI”) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell

Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“Credit Derivative Revenues”) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP to Gross Written Premiums
(in millions)

	Quarter Ended June 30,
	2013	2012

Total PVP	$16	$50
Less: financial guaranty installment premium PVP	—	3
Total: financial guaranty upfront gross written premiums	16	47
Plus: financial guaranty installment gross written premiums[1]	6	(16)
Total gross written premiums	$22	$31
__________________

1.
Represents present value of new business on installment policies plus gross written premiums adjustment on existing installment policies due to changes in assumptions and any cancellations of assumed reinsurance contracts.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by a rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty's subsidiaries have insured, developments in the world's financial and capital markets, including changes in interest and foreign exchange rates, that adversely affect the demand for the Company's insurance, issuers' payment rates, Assured Guaranty's loss experience, its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guaranties), its access to capital, its unrealized (losses) gains on derivative financial instruments or its investment returns, changes in the world's credit markets, segments thereof or general economic conditions, the impact of rating agency action with respect to sovereign debt and the resulting effect on the value of securities in the Company's investment portfolio and collateral posted by and to the Company, more severe or frequent losses impacting the adequacy of Assured Guaranty's expected loss estimates, the impact of market volatility on the mark-to-market of the Company's contracts written in credit default swap form, reduction in the amount of insurance opportunities available to the Company, deterioration in the financial condition of the Company's reinsurers, the amount and timing of reinsurance recoverables actually received, the risk that reinsurers may dispute amounts owed to the Company under its reinsurance agreements, failure of Company to realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions through loan putbacks, settlement negotiations or litigation, the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures, increased competition, including from new entrants into the financial guaranty industry, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of August 8, 2013, and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com